Exhibit (a)(5)(F)

News Release

First BanCorp Announces Relevant Price and Exchange Ratios

for Preferred Stock Exchange Offer

SAN JUAN, Puerto Rico – March 15, 2013 – First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), announced today that it has determined the Relevant Price and Exchange Ratios in connection with its offer to issue (the “Exchange Offer”) up to 10,087,488 shares of its common stock, par value $0.10 per share (“Common Stock”), in exchange for any and all of the issued and outstanding shares of Non-Cumulative Perpetual Monthly Income Preferred Stock, Series A through E (collectively, “Preferred Stock”).

In accordance with the terms of the Exchange Offer, as set forth in the Corporation’s Prospectus dated February 14, 2013, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 15, 2013, and the related letter of transmittal, the Corporation has determined the Relevant Price as $6.11 and the Exchange Ratios for the Preferred Stock as provided in the table below.

The expiration date for the Exchange Offer is 5:00 p.m., New York City time, on Monday, March 18, 2013 (the “Expiration Date”), unless the Corporation extends the Exchange Offer.

For each share of Preferred Stock accepted in accordance with the terms of the Exchange Offer, the Corporation will issue a number of shares of its Common Stock equal to the “Exchange Ratio,” which is the exchange value set forth in the table below (the “Exchange Value”) divided by the Relevant Price of $6.11. The closing sale price for a share of the Corporation’s Common Stock on the New York Stock Exchange on March 14, 2013 was $6.14, which is greater than the Relevant Price. Depending on the trading price of the Corporation’s Common Stock on the settlement date for the Exchange Offer, which is expected to be March 21, 2013, unless the Corporation extends the Exchange Offer, the market value of the Common Stock that the Corporation issues in exchange for the tendered Preferred Stock may be less than, equal to, or greater than the applicable Exchange Value.

CUSIP	Title of Securities	Aggregate liquidation preference outstanding	Liquidation preference per share	Exchange Value	Exchange Ratio per share (Number of Shares of Common Stock to be Received for Each Share of Preferred Stock)
318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$11,254,875	$25	$20	3.271
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$11,899,675	$25	$20	3.271
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$11,515,275	$25	$20	3.271
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$12,764,800	$25	$20	3.271
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$15,612,175	$25	$20	3.271

Holders will only receive the consideration in the Exchange Offer if they validly tender and do not withdraw their shares of Preferred Stock prior to the Expiration Date, the amendment to the certificate of designation for each series of Preferred Stock is approved by two-thirds of the holders of the Preferred Stock and a majority of the holders of the Common Stock, and the Corporation accepts the tendered shares of Preferred Stock for exchange. The Corporation intends to deliver the consideration for the shares that are tendered and accepted in the Exchange Offer on or about March 21, 2013, unless the Corporation extends the Exchange Offer.

Sandler O’Neill + Partners, L.P. is acting as the sole dealer manager, Computershare is acting as exchange agent and Georgeson Inc. is acting as information agent for the Exchange Offer. For further details, please contact Sandler O’Neill + Partners, L.P. at 866-805-4128 (toll-free), or 212-466-7807 (collect), or Georgeson Inc. at 866-856-6388 (toll-free), or 212-440-9800 (collect).

This press release is neither an offer to exchange nor a solicitation of an offer to sell or purchase Common Stock or Preferred Stock. The Exchange Offer is only being made pursuant to the Prospectus dated February 14, 2013, which was filed with the SEC on February 15, 2013, and the related letter of transmittal, which are available without charge on the SEC’s website site at www.sec.gov or can be obtained, without charge, upon written or oral request to: First BanCorp, Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146; telephone: (787) 729-8109, or Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038; telephone: 866-856-6388 (toll-free), or

212- 440-9800 (collect). Investors should read the Prospectus and the related documents for more complete information about the Corporation and the Exchange Offer. Neither the Corporation, the dealer manager, the exchange agent, the information agent nor any other person is making any recommendation as to whether or not holders of the Preferred Stock should tender their shares of Preferred Stock for exchange in the Exchange Offer.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank operate within U.S. banking laws and regulations. The Corporation operates a total of 154 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities Corp., a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s Common Stock trades on the New York Stock Exchange under the symbol “FBP.”

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements.” The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “Federal Reserve”) and the order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of

Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the Federal Reserve to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs, and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems, and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty regarding the timing and final substance of any capital or liquidity standards, including the Final Basel III requirements and their implementation through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital and liquidity and meet higher regulatory capital ratios as a result of Final Basel III or other capital or liquidity standards; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact on the Corporation’s results of operations and financial condition of acquisitions and disposition transactions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

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First BanCorp.

John B. Pelling III, 305-577-6000 Ext. 162

Investor Relations Officer

john.pelling@firstbankpr.com

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